                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)


                           GULFPORT ENERGY CORPORATION
                           ----------------------------
                                (NAME OF ISSUER)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   402635-10-6
                                   -----------
                                 (CUSIP NUMBER)


                                 ARTHUR H. AMRON
                               WEXFORD CAPITAL LLC
                             411 WEST PUTNAM AVENUE
                               GREENWICH, CT 06830
                                 (203) 862-7012
                                 --------------
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                               AND COMMUNICATIONS)

                                 APRIL 18, 2002
                                 --------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE SS.SS. 240.13d-1(e), 240.13d-1(f) OR 240.13d-1(g), CHECK THE FOLLOWING BOX [ ].

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE SS. 240.13d-7

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                               WEXFORD CAPITAL LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                              CONNECTICUT


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                   2,422,382
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                              2,422,382

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                      2,422,382

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                      22.5%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                              Page 2 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                    WEXFORD SPECTRUM INVESTORS LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                      15,024
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                 15,024

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                         15,024

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       0.1%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------

                                                              Page 3 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                    WEXFORD SPECTRUM ADVISORS, LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                      15,024
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                 15,024

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                         15,024

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       0.1%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                              Page 4 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                             WEXFORD SPECIAL SITUATIONS 1996, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     821,059
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                821,059

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        821,059

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       7.9%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                              Page 5 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                               WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     137,776
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                137,776

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        137,776

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       1.4%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                              Page 6 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                             WEXFORD ADVISORS, LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     995,693
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                995,693

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        995,693

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       9.6%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                              Page 7 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                       WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     233,040
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                233,040

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        233,040

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       2.3%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                              Page 8 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                        WEXFORD-EURIS ADVISORS LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     233,040
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                233,040

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        233,040

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       2.3%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                              Page 9 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                           WEXFORD SPECIAL SITUATIONS 1996 LIMITED
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                           CAYMAN ISLANDS


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                      36,858
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                 36,858

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                         36,858

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       0.4%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                             Page 10 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                 WEXFORD CAPITAL PARTNERS II, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     993,229
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                993,229

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        993,229

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       9.5%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                             Page 11 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                       WEXFORD CAPITAL CORPORATION
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     993,229
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                993,229

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        993,229

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       9.5%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                CO

----------------------------------------------------------------------------------------------------------------------


                                                             Page 12 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                 WEXFORD OVERSEAS PARTNERS I, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                           CAYMAN ISLANDS


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     185,396
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                185,396

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        185,396

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       1.8%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                PN

----------------------------------------------------------------------------------------------------------------------


                                                             Page 13 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                           WEXFORD CAPITAL LIMITED
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                           CAYMAN ISLANDS

----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     185,396
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                185,396

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        185,396

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       1.8%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                             Page 14 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                           CD HOLDING COMPANY, LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         WC


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                   5,079,572
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                              5,079,572

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                      5,079,572

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                      43.6%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                             Page 15 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                               CHARLES E. DAVIDSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         AF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                            UNITED STATES


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                        5,863,845
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                   2,422,382
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                   5,863,845

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                              2,422,382

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                      8,286,227

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                      67.5%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                IN

----------------------------------------------------------------------------------------------------------------------


                                                             Page 16 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                                  JOSEPH M. JACOBS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                     AF, PF


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                            UNITED STATES


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                           23,960
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                   2,432,474
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                      23,960

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                              2,432,474

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                      2,456,434

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                      22.8%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                IN

----------------------------------------------------------------------------------------------------------------------


                                                             Page 17 of 27 Pages

CUSIP NO. 402635-10-6

----------------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.                                                             GULFPORT FUNDING, LLC
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         (INTENTIONALLY OMITTED)


----------------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [x]
         (SEE INSTRUCTIONS)                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)                                                                         OO


----------------------------------------------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                                                  [  ]


----------------------------------------------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION                                                                 DELAWARE


----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES  7.       SOLE VOTING POWER                                                                0
         BENEFICIALLY
         OWNED BY EACH              ----------------------------------------------------------------------------------
         REPORTING         8.       SHARED VOTING POWER (SEE ITEM 5 BELOW)                                     108,625
         PERSON WITH
                                    ----------------------------------------------------------------------------------
                           9.       SOLE DISPOSITIVE POWER                                                           0

                                    ----------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER (SEE ITEM 5 BELOW)                                108,625

----------------------------------------------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON                                                                        108,625

----------------------------------------------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                                                         [ ]

----------------------------------------------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                       1.1%

----------------------------------------------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                                OO

----------------------------------------------------------------------------------------------------------------------


                                                             Page 18 of 27 Pages

         This Amendment No. 7 to Schedule 13D modifies and supplements the
Schedule 13D (The "Statement") initially filed on July 22, 1997, amended and restated in its entirety by Amendment No. 1 to the Statement filed on July 30, 1997, and further amended by Amendment No. [sic] 1 to the Statement filed on June 12, 1998, Amendment No. 3 to the Statement filed on January 21, 1999, Amendment No. 4 to the Statement filed October 20, 1999, Amendment No. 5 to the Statement filed on June 27, 2001 and Amendment No. 6 to the Statement filed on April 9, 2002 with respect to the common stock, $0.01 par value per share (the "Common Stock"), of GULFPORT ENERGY CORPORATION, a Delaware corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 7, the Statement, as amended as provided above, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
---------------------------------------------

         A. Since the date of the last amendment to the Statement, the Reporting Persons acquired an additional 2,090.33 Units in a private placement effected by the Company pursuant to Regulation D under the Securities Act of 1933, for an aggregate purchase price of $2,090,330 (the "Purchase Price"). Each Unit consists of (i) one share of cumulative Preferred Stock, Series A, par value $0.01 per share, of the Company and (ii) one warrant (collectively, the "Unit Warrants") to purchase 250 shares of Common Stock of the Company at an exercise price of $4.00 per share, exercisable until April 18, 2012. Payment for the Units was funded with cash from working capital. The number of Units acquired by each of the Reporting Persons as a result of their acquisition of Units pursuant to the foregoing transaction is set forth below:


   REPORTING PERSON                                             UNITS PURCHASED*         CASH PAID
   ----------------                                             ----------------         ---------
   Wexford Capital Partners II, L.P.                                   242.27             $242,266
   Wexford Overseas Partners, I, L.P.                                   45.22              $45,221
   Wexford Special Situations 1996, L.P.                               200.27             $200,270
   Wexford Special Situations 1996 Institutional, L.P.                  33.61              $33,606
   Wexford-Euris Special Situations 1996, L.P.                         122.15             $122,147
   Wexford Special Situations 1996 Limited                               8.99               $8,990
   Wexford Spectrum Investors LLC                                        3.66               $3,665
   CD Holding Company LLC                                            1,434.16           $1,434,163
   Joseph M. Jacobs**                                                   27.26               $6,815


         * For each Unit acquired, the acquiring Reporting Person is deemed the beneficial owner of 250 shares of Common Stock of the Company (e.g., the acquisition of 242.27 Units by Wexford Capital Partners II, L.P. resulted in an increase in the number of shares of Common Stock beneficially owned by such Reporting Person by 60,567.5 shares).

         ** The Units which appear opposite Mr. Jacobs' name include warrants to purchase an aggregate of 4,750 shares of Common Stock at $4.00 Per share owned directly by Mr. Jacobs, warrants to purchase an aggregate of 2,000 shares of Common Stock at $4.00 per share held of record by his wife; and warrants to purchase 66 shares of Common Stock at $4.00 per share held in accounts, of which Mr. Jacobs serves as custodian, for the benefit of his children. Although the Reporting Persons either individually or as a group do not have shared voting or dispositive power over any of the Units which appear opposite Mr. Jacob's name, they are reported herein to reflect Mr. Jacob's individual ownership in addition to his beneficial ownership interest in the Units over which he shares voting and dispositive power, as described below.

         B. As a result of the issuance of the Unit Warrants, the Reporting Persons may be deemed to beneficially own the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 10,146,566 shares of common stock issued and outstanding, which, based upon information and belief, is the number of Shares currently outstanding):

                                                             Page 19 of 27 Pages

         1.       WEXFORD CAPITAL LLC
         ----------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 2,422,382
                           Percentage: 22.5%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 2,422,382
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 2,422,382
                  (c)      Other than as reported above, there were no transactions by Wexford Capital in connection with the Common Stock during the past 60 days.
                  (D)      Wexford Capital may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (E)      Not applicable.

         2.       WEXFORD SPECTRUM INVESTORS LLC
         ---------------------------------------
                  (a)      Aggregate number of shares of common stock beneficially owned: 15,024
                           Percentage: 0.1%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 15,024
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 15,024
                  (c)      Other than as reported above, there were no transactions by Wexford Spectrum in connection with the Common Stock during the past 60 days.
                  (d)      Wexford Spectrum may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         3.       WEXFORD SPECTRUM ADVISORS, LLC
         ---------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 15,024
                           Percentage: 0.1%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 15,024
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 15,024
                  (c)      Other than as reported above, there were no transactions by the Spectrum General Partner in connection with the Common Stock during the past 60 days.
                  (d)      The Spectrum General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         4.       WEXFORD SPECIAL SITUATIONS 1996, L.P.
         ----------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 821,059
                           Percentage: 7.9%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 821,059
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 821,059
                  (c)      Other than as reported above, there were no transactions by Wexford Special Situations 1996, L.P.
                           in connection with the Common Stock during the past 60 days.
                  (d)      Wexford Special Situations 1996, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

                                                             Page 20 of 27 Pages

         5.       WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, L.P.
         -----------------------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 137,776
                           Percentage: 1.4%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 137,776
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 137,776
                  (c)      Other than as reported above, there were no transactions by Wexford Special Situations 1996
                           Institutional, L.P. in connection with the Common Stock during the past 60 days.
                  (d)      Wexford Special Situations 1996 Institutional, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         6.       WEXFORD ADVISORS LLC
         -----------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 995,693
                           Percentage: 9.6%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 995,693
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 995,693
                  (c)      Other than as reported above, there were no transactions by the Special General Partner in connection with the Common Stock during the past 60 days.
                  (d)      The Special General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         7.       WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.
         ----------------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 233,040
                           Percentage: 2.3%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 233,040
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 233,040
                  (c)      Other than as reported above, there were no transactions by Wexford-Euris in connection with the
                           Common Stock during the past 60 days.
                  (d)      Wexford-Euris may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         8.       WEXFORD-EURIS ADVISORS LLC
         -----------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 233,040
                           Percentage: 2.3%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 233,040
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 233,040
                  (c)      Other than as reported above, there were no transactions by the Euris General Partner in connection with the Common Stock during the past 60 days.
                  (d)      The Euris General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.


                                                             Page 21 of 27 Pages


         9.       WEXFORD SPECIAL SITUATIONS 1996, LIMITED
         -------------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 36,858
                           Percentage: 0.4%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 36,858
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 36,858
                  (c)      Other than as reported above, there were no transactions by Wexford Cayman in connection with the
                           Common Stock during the past 60 days.
                  (d)      Wexford Cayman may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock. The filing of this Statement shall not be construed as an admission that Wexford Cayman is, for the purposes of Section 13D of the Act, the beneficial owner of any securities covered by this Statement.
                  (e)      Not applicable.

         10.      WEXFORD CAPITAL PARTNERS II, L.P.
         ------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 993,229
                           Percentage: 9.5%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 993,229
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 993,229
                  (c)      Other than as reported above, there were no transactions by Wexford Capital in connection with the Common Stock during the past 60 days.
                  (d)      Wexford Capital may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         11.      WEXFORD CAPITAL CORPORATION
         ------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 993,229
                           Percentage: 9.5%
                  (b)      1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: 993,229
                           3.  Sole power to dispose or to direct the disposition: -0-
                           4.  Shared power to dispose or to direct the disposition: 993,229
                  (c)      Other than as reported above, there were no transactions by the Wexford Capital General Partner in connection with the Common Stock during the past 60 days.
                  (d)      The Wexford Capital General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         12.      WEXFORD OVERSEAS PARTNERS I, L.P.
         ------------------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 185,396
                           Percentage: 1.8%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 185,396
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 185,396
                  (c)      Other than as reported above, there were no transactions by Wexford Overseas in connection with the Common Stock during the past 60 days.
                  (d)      Wexford Overseas may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.



                                                             Page 22 of 27 Pages


         13.      WEXFORD CAPITAL LIMITED
         --------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 185,396
                           Percentage: 1.8%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 185,396
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 185,396
                  (c)      Other than as reported above, there were no transactions by the Wexford Overseas General Partner in connection with the Common Stock during the past 60 days.
                  (d)      The Wexford Overseas General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         14.      CD HOLDING COMPANY, LLC
         --------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 5,079,572
                           Percentage: 43.6%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 5,079,572
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 5,079,572
                  (c)      Other than as reported above, there were no transactions by CD Holding Company, LLC in connection with the Common Stock during the past 60 days.
                  (d)      CD Holding Company, LLC may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         15.      CHARLES E. DAVIDSON
         ----------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 8,286,227
                           Percentage: 67.5%
                  (b)      1. Sole power to vote or to direct vote: 5,863,845
                           2. Shared power to vote or to direct vote: 2,422,382
                           3. Sole power to dispose or to direct the disposition: 5,863,845
                           4. Shared power to dispose or to direct the disposition: 2,422,382
                  (c)      Other than as reported above, there were no transactions by Mr. Davidson in connection with the
                           Common Stock during the past 60 days.
                  (d)      Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.

         16.      JOSEPH M. JACOBS
         -------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 2,456,434
                           Percentage: 22.8%
                  (b)      1. Sole power to vote or to direct vote: 23,960
                           2. Shared power to vote or to direct vote: 2,432,474
                           3. Sole power to dispose or to direct the disposition: 23,960
                           4. Shared power to dispose or to direct the disposition: 2,432,474
                  (c)      Other than as reported above, there were no transactions by Mr. Jacobs in connection with the
                           Common Stock during the past 60 days.
                  (d)      Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.


                                                             Page 23 of 27 Pages


         17.      GULFPORT FUNDING, LLC
         ------------------------------
                  (a)      Aggregate number of shares of Common Stock beneficially owned: 108,625
                           Percentage: 1.1%
                  (b)      1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 108,625
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 108,625
                  (c)      Other than as reported above, there were no transactions by Gulfport Funding, LLC in connection with the Common Stock during the past 60 days.
                  (d)      Gulfport Funding, LLC may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
                  (e)      Not applicable.



         Wexford Capital LLC may, by reason of its status as investment manager to the Wexford Funds, manager to Wexford Spectrum and GF LLC and investment sub-advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum, GF LLC and Wexford Cayman possess beneficial ownership.

         The Special General Partner may, by reason of its status as general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership. The Special General Partner may, by reason of its status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses the beneficial ownership.

         The Euris General Partner may, by reason of its status as the general partner of Wexford-Euris, be deemed to own beneficially the Common Stock of which Wexford-Euris possesses beneficial ownership.

         The Wexford Capital General Partner may, by reason of its status as general partner of Wexford Capital, be deemed to own beneficially the Common Stock of which Wexford Capital possesses beneficial ownership.

         The Wexford Overseas General Partner may, by reason of its status as general partner of Wexford Overseas, be deemed to own beneficially the Common Stock of which Wexford Overseas possesses beneficial ownership.

         Wexford Advisors may, by reason of its status as a general partner of Wexford Spectrum Fund I, L.P. and Wexford Spectrum II, L.P., and as manager of Wexford Spectrum, be deemed to own beneficially the Common Stock of which Wexford Spectrum possesses beneficial ownership.

         Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum, GF LLC and Wexford Cayman possess beneficial ownership.

         The shares of Common Stock reported as being beneficially owned by Joseph M. Jacobs include (i) 18,882 shares of Common Stock and warrants to purchase an aggregate of 4,750 shares of Common Stock at $4.00 per share owned directly by Mr. Jacobs, (ii) 8,092 shares of Common Stock and warrants to purchase an aggregate of 2,000 shares of Common Stock at $4.00 per share held of record by his wife, and (iii) an aggregate of 262 shares of Common Stock and warrants to purchase 66 shares of Common Stock at $4.00 per share held in accounts for the benefit of his children of which Mr. Jacobs serves as custodian.

         Charles E. Davidson may, by reason of his status as manager of CD Holding Company, LLC, be deemed to own beneficially the Common Stock of which CD Holding Company, LLC possesses beneficial ownership.

                                    * * * * *

                                                             Page 24 of 27 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 26, 2002

                               WEXFORD CAPITAL LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Principal and Secretary


                               WEXFORD SPECTRUM
                                INVESTORS LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                               WEXFORD SPECTRUM
                                ADVISORS, LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                               WEXFORD SPECIAL
                                SITUATIONS 1996, L.P.

                               By:  Wexford Advisors LLC,
                                     general partner

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                               WEXFORD SPECIAL SITUATIONS
                                1996 INSTITUTIONAL, L.P.

                               By: Wexford Advisors LLC,
                                    General Partner

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                               WEXFORD ADVISORS, LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                                                             Page 25 of 27 Pages

                               WEXFORD-EURIS SPECIAL
                                SITUATIONS 1996, L.P.

                               By: Wexford-Euris Advisor LLC,
                                    General Partner

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                    Name:  Arthur H. Amron
                                    Title: Vice President


                               WEXFORD-EURIS ADVISORS, LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President


                               WEXFORD SPECIAL
                                SITUATIONS 1996, LIMITED

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President


                               WEXFORD CAPITAL
                                PARTNERS II, L.P.

                               By: Wexford Capital II, L.P.,
                                    general partner

                               By: Wexford Capital Corporation,
                                    general partner

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President


                               WEXFORD CAPITAL CORPORATION

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President


                               WEXFORD OVERSEAS
                                PARTNERS I, L.P.

                               By: Wexford Capital Overseas, L.P.,
                                    general partner

                               By: Wexford Capital Limited

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President

                               WEXFORD CAPITAL LIMITED

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Vice President


                               CD HOLDING COMPANY, LLC

                               By:  /s/ Charles E. Davidson
                                  ----------------------------
                                  Name:  Charles E. Davidson
                                  Title: Manager

                                    /s/ Charles E. Davidson
                                  ----------------------------
                                  CHARLES E. DAVIDSON

                                    /s/ Joseph M. Jacobs
                                  ----------------------------
                                  JOSEPH M. JACOBS


                               GULFPORT FUNDING, LLC

                               By: WEXFORD CAPITAL LLC

                               By:  /s/ Arthur H. Amron
                                  ----------------------------
                                  Name:  Arthur H. Amron
                                  Title: Principal and Secretary